Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-2098281 and No. 333-222086) of Protective Life Insurance Company and its subsidiaries of our report dated March 21, 2018 relating to the financial statements, financial statement schedules and the effectiveness of internal control over financial reporting, which appears in this Form 10‑K.

Birmingham, Alabama
March 21, 2018